DARLING INTERNATIONAL INC. ANNOUNCES
 FIRST QUARTER 2011 RESULTS

May 12, 2011 – IRVING, TEXAS – Darling International Inc. (NYSE: DAR) today reported net income of $46.6 million, or $0.43 per share, for the first quarter ended April 2, 2011.  Net sales and results of operations for the first quarter as compared to the same period of the prior year are as follows:

For the first quarter of 2011, the company reported net sales of $439.9 million as compared to $162.8 million for the first quarter of 2010.  The $277.1 million increase in sales is primarily attributable to the company’s acquisition of Griffin Industries on December 17, 2010 and higher prices for finished products.

Net income for the first quarter of 2011 increased to $46.6 million, or $0.43 per share, as compared to $11.5 million, or $0.14 per share, for the 2010 comparable period.  The $35.1 million increase in net income for the first quarter resulted primarily from the acquisition of Griffin Industries and higher prices for finished products.

Darling International Chairman and Chief Executive Officer Randall Stuewe said, “First quarter results were positively influenced by the acquisition of Griffin Industries as well as strong finished product prices for fats, proteins and bakery products.  We also continue to make good progress on our integration strategy with the Griffin acquisition.”

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Darling International Inc. is the largest and only publicly traded provider of rendering and bakery waste recycling solutions to the nation’s food industry. The company recycles beef, pork and poultry waste streams into useable ingredients such as tallow, feed-grade fats, meat and bone meal, poultry meal and hides.  The company also recovers and converts used cooking oil and commercial bakery waste into valuable feed and fuel ingredients.  These products are primarily sold to agricultural, pet food, leather, oleo-chemical and bio-diesel manufacturers around the world.  In addition, the company provides grease trap collection services and sells used cooking oil collection equipment to restaurants.

For additional information, visit the company’s web site at http://www.darlingii.com.

Darling International will host a conference call to discuss the company’s first quarter 2011 financial results at 10:00 am Eastern Time (9:00 am Central Time) on Friday, May 13, 2011.  To listen to the conference call, participants calling from within North America should dial 877-317-6789; international participants should dial 412-317-6789.  Please refer to access code 450901.  Please call approximately ten minutes before the start of the call to ensure that you are connected.

The call will also be available as a live audio webcast that can be accessed on the company’s website at http://www.darlingii.com/investors.aspx.  Beginning one hour after its completion, a replay of the call can be accessed through May 20, 2011, by dialing 877-344-7529 domestically, or 412-317-0088 if outside North America.  The access code for the replay is 450901.  The conference call will also be archived on the company’s website.

{This media release contains forward-looking statements regarding the business operations and prospects of Darling and industry factors affecting it, as well as forward-looking information regarding the Griffin Industries transaction and the combined company.  These statements are identified by words such as “may,” “will,”  “ begin,” “ look forward,” “expect,” “believe,” “intend,” “anticipate,” “should,” “potential,” “estimate,” “continue,” “momentum” and other words referring to events to occur in the future. These statements reflect Darling's current view of future events and are based on its assessment of, and are subject to, a variety of risks and uncertainties beyond its control, including the continued disturbances in world financial, credit, commodities and stock markets; a decline in consumer confidence and discretionary spending;  the general performance of the U.S. economy;  global demands for bio-fuels and grain and oilseed commodities, which have exhibited volatility, and can impact the cost of feed for cattle, hogs, and poultry, thus affecting available rendering feedstock; risks, including future expenditure, relating to Darling’s joint venture with Valero Energy Corporation to construct and complete a renewable diesel plant in Norco, Louisiana; and continued or escalated conflict in the Middle East, each of which could cause actual results to differ materially from those projected in the forward-looking statements. Other risks and uncertainties regarding Darling, its business and the industry in which it operates are referenced from time to time in the Company’s filings with the Securities and Exchange Commission.  Darling is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.}

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Darling International Inc.
Consolidated Operating Results
For the Periods Ended April 2, 2011 and April 3, 2010
(Dollars in thousands, except per share amounts)

(Unaudited)

Three Months Ended		
	April 2, 2011	April 3, 2010	$ Change Favorable (Unfavorable)
Net sales	$ 439,898	$ 162,782	$ 277,116
Costs and expenses:			
Cost of sales and operating expenses	$ 301,391	$ 120,410	(180,981)
Selling, general and administrative expenses	30,693	15,765	(14,928)
Depreciation and amortization	19,681	7,024	(12,657)
Total costs and expenses	351,765	143,199	(208,566)
Operating income	88,133	19,583	68,550
Other income/(expense):			
Interest expense	(14,228)	(910)	(13,318)
Other, net	(566)	(534)	(32)
Total other income/(expense)	(14,794)	(1,444)	(13,350)
Income from operations before income taxes	73,339	18,139	55,200
Income taxes (expense)/benefit	(26,777)	(6,661)	(20,116)
Net income	$ 46,562	$ 11,478	$ 35,084
Basic income per share:	$ 0.43	$ 0.14	$ 0.29
Diluted income per share:	$ 0.43	$ 0.14	$ 0.29

For More Information, contact:
John O. Muse, Executive Vice President of	251 O’Connor Ridge Blvd., Suite 300
Finance and Administration, or	Irving, TX 75038
Brad Phillips, Treasurer	Phone: 972-717-0300

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